Exhibit 14.1

LASERLOCK TECHNOLOGIES, INC. CODE OF BUSINESS CONDUCT AND ETHICS

i

Insider Trading	11

Confidential Information	11

TECHNOLOGY USE AND PRIVACY	12

Authorization	12

Prohibition Against Violating Copyright Laws	13

Other Prohibited Uses	13

OUR WORK ENVIRONMENT	13

ENVIRONMENTAL	13

COMPLIANCE AND REPORTING	13

Compliance	13

Reporting Procedures and Other Inquiries	13

Policy Prohibiting Unlawful Retaliation or Discrimination	14

ii

LASERLOCK’S CODE OF BUSINESS CONDUCT AND ETHICS

POLICY STATEMENT

It is the policy of Laserlock Technologies, Inc. (“Laserlock Technologies” or the “Company”) to conduct its affairs in accordance with all applicable laws, rules and regulations of the jurisdictions in which it does business.  This Code of Business Conduct and Ethics (“Code”) applies to the Company’s employees, officers and non-employee directors, including the Company's principal executive officer, principal financial officer, principal accounting officer or controller, and persons performing similar functions (“Designated Executives”).  This Code is the Company’s “code of ethics” as defined in Item 406 of Regulation S-K.  This Code is designed to promote:

●	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

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full, fair, accurate, timely and understandable disclosure in the reports and documents the Company files with, or submits to, the Securities and Exchange Commission and in other public communications made by the Company;

●	compliance with applicable governmental laws, rules and regulations;

●	the protection of Company assets, including corporate opportunities and confidential information;

●	fair dealing practices;

●	the prompt internal reporting to the appropriate person of violations of this Code; and

●	accountability for adherence to this Code.

Laserlock Technologies, Inc. has established standards for behavior that affects the Company, and employees, officers and directors must comply with those standards.  The Company promotes ethical behavior and encourages employees to talk to supervisors, managers, or other appropriate personnel when in doubt about the best course of action in a particular situation.  Non-employee directors are encouraged to talk to the chief of the board committee responsible for compliance in such situations.  Anyone aware of a situation that he or she believes may violate or lead to a violation of this Code should follow the guidelines under “Compliance and Reporting” below.

The Code covers a wide range of business practices and procedures.  It does not cover every issue that may arise, but it sets out basic principles to guide you.  Specific Company policies and procedures provide details pertinent to many of the provisions of the Code.  Many of these policies and procedures can be found at http://www.laserlock.com.  Although there can be no better course of action than to apply common sense and sound judgment, do not hesitate to use the resources available whenever it is necessary to seek clarification.

APPROVALS AND WAIVERS; AMENDMENTS; INTERPRETATION

Certain provisions of this Code require you to act, or refrain from acting, unless prior approval is received from the appropriate person. Employees requesting approval pursuant to this Code should request such approval in writing from the President of the Company.  Approvals relating to executive officers and directors must be obtained from the Company’s Board of Directors.  All other approvals may be granted by the President of the Company, or such officer’s designee.

Other provisions of this Code require you to act, or refrain from acting, in a particular manner and do not permit exceptions based on obtaining an approval.  Waiver of those provisions relating to executive officers and directors may only be granted by the Company’s Board of Directors and waivers relating to executive officers and directors must be promptly disclosed to shareholders.  All other waivers may be granted by the President of the Company, or such officer’s designee.

Changes in this Code may only be made by the Board of Directors and must be promptly disclosed to shareholders.  In some situations it may not be clear whether a provision of the Code is intended to apply to particular conduct.  In such situations the Board of Directors and the Nominating and Governance Committee have full power and authority to interpret the Code in a manner that they believe reflects the intent of the Board, and no determination that the Code was not intended to apply to such conduct shall be deemed to be a waiver of the Code’s prohibitions.

CONFLICTS OF INTEREST

A conflict of interest arises when your personal interests interfere with your ability to act in the best interests of the Company.  Employees must discharge their responsibilities on the basis of what is in the best interest of the Company independent of personal consideration or relationships.  Non-employee directors must discharge their fiduciary duties as directors of the Company.

Employees should disclose any potential conflicts of interest to the President of the Company or such officer’s designees, who can advise the employee as to whether or not the Company believes a conflict of interest exists.  An employee should also disclose potential conflicts of interest involving the employee’s spouse, siblings, parents, in-laws, children and members of the employee’s household.  Non-employee directors may discuss any concerns with the chief of the committee of the Board of Directors responsible for conflicts of interest matters.

Activities Outside the Company

Although Laserlock Technologies has no interest in preventing employees from engaging in lawful activities during nonworking hours, employees must make sure that their outside activities do not conflict or interfere with their responsibilities to the Company.  For example, without approval by the Company, a Laserlock Technologies employee generally may not:

●	engage in self-employment or perform paid or unpaid work for others in a field of interest similar to the Company;

●	use proprietary or confidential Company information for personal gain or to the Company’s detriment;

●	use Company assets or labor for personal use, except for incidental use permitted under the Company’s policies;

●	acquire any interest in property or assets of any kind for the purpose of selling or leasing it to the Company; or

●	appear to represent Laserlock Technologies as the participant in an outside activity unless the Company has authorized the employee to represent Laserlock Technologies.

Community Activities

Laserlock Technologies encourages you to be actively involved in your community through volunteer service to charitable, civic and public service organizations, and through participation in the political process and trade associations.

Employees must make sure, however, that their service is consistent with their employment with Laserlock Technologies and does not pose a conflict of interest.  This is particularly important before accepting any leadership position (such as membership on the board of a charitable or civic organization), before seeking or accepting political office and before soliciting a charitable contribution.

Service on Outside Boards of Directors

Serving as a director of another corporation may create a conflict of interest.  Employees must disclose such service to the President of the Company and obtain prior approval before serving on the board of another company, whether or not such company is a competitor of Laserlock Technologies.

Competitor Relationships

Employees should avoid even the appearance of a conflict of interest in their relationships with competitors. Without approval employees may not:

●	provide compensated or uncompensated services to a competitor, except for services rendered under a valid Laserlock Technologies contract with the competitor;

●	disclose any Company proprietary information to a competitor, unless a nondisclosure agreement is in place; or

●	utilize for any unauthorized purposes or disclose to a competitor or other third-party any proprietary data that has been entrusted to the Company by a customer or supplier.

Corporate Opportunities & Resources

You are prohibited from taking for yourself personal opportunities that are discovered through the use of corporate property, information or position without approval.  Without approval, you may not use corporate property, information or position for personal gain.  No employee may compete with the Company, directly or indirectly, except as permitted by Company policies.

All employees should protect the Company's assets and ensure their efficient use.  Theft, carelessness and waste have a direct impact on the Company's profitability.  All Company assets should be used for legitimate business purposes.

Company resources may be used for minor personal uses, so long as such use is reasonable, does not interfere with your duties, is not done for pecuniary gain, does not conflict with the Company’s business and does not violate any Company policy.

Indirect Interests and Relationships

A conflict of interest can also arise because of the business activities of your close relations.  For example, an employee may have a potential conflict of interest wherever a close relative has a significant relationship with, or has a significant financial interest in, any supplier, customer or competitor.

An employee may not make or attempt to influence any decision that could directly or indirectly benefit his or her close relative.  To protect the employee and the Company from the appearance of a conflict of interest, he or she should make appropriate disclosure of the interest to the President of the Company or such officer’s designee.

BUSINESS RELATIONSHIPS

Laserlock Technologies seeks to outperform its competition fairly and honestly.  The Company seeks competitive advantages through superior performance, not unethical or illegal business practices.  Each employee must endeavor to deal fairly with the Company's customers, suppliers, competitors and employees and must not take advantage of them through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any unfair-dealing practice.

Customer Relationships

Our customers are of the utmost importance to Laserlock Technologies.  Laserlock Technologies’ employees must always treat customers and potential customers according to the highest standards of business conduct.

Moreover, the Company may be entrusted with property or valuable information belonging to customers, suppliers, the Company’s employees, or other persons.  Without approval, you may not use for personal gain any property or valuable information provided to the Company by customers, suppliers, the Company’s employees, or other persons.

All employees must use the same care to protect any property or valuable information entrusted to the Company which belongs to customers, suppliers, the Company’s employees, or other persons, as must be used to protect the Company’s assets.

You may never use for any personal purpose any property or valuable information entrusted to the Company which belongs to customers, suppliers, the Company’s employees, or other persons.

It is Laserlock Technologies’ policy to sell our products and services on their merits and to avoid making disparaging comments about the products and services of competitors unless they can be substantiated.  Employees should be careful in this regard in commenting upon the character, financial condition, or potential legal or regulatory problems of competitors.

Suppliers

Laserlock Technologies’ suppliers - companies and individuals that sell products and services to the Company - are important to our business.  Laserlock Technologies’ employees should always treat suppliers and potential suppliers in accordance with the highest standards of business conduct.

Suppliers must be selected on the basis of objective criteria, such as value (quality for price), price, technical excellence, service reputation and production/service capacity.

Employees working with current suppliers must never intentionally interfere with a supplier’s contracts or business relations with a competitor of Laserlock Technologies.

Individuals with procurement responsibility should review the sections of this Code concerning fair competition and should be familiar with applicable laws and Company policies.

FAIR COMPETITION

Fair competition laws, including the U.S. antitrust rules, limit what Laserlock Technologies can do with another company and what Laserlock Technologies can do on its own.  Generally, the laws are designed to prohibit agreements or actions that reduce competition and harm consumers.  You may not enter into agreements or discussions with competitors that have the effect of fixing or controlling prices, dividing and allocating markets or territories, or boycotting suppliers or customers.  U.S. and foreign antitrust laws also apply to imports and exports.

GIFTS, GRATUITIES, ENTERTAINMENT AND OTHER CONSIDERATIONS

Use of Company funds or other Company property for illegal, unethical or otherwise improper purposes is prohibited.  The purpose of business entertainment and gifts in a commercial setting is to create goodwill and a sound working relationship, not to gain personal advantage with customers or suppliers.

Gifts

Except as set out below, without approval by the President of the Company or such officer’s designees, employees must refrain from giving and receiving business-related gifts.

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No Laserlock Technologies employee or agent may solicit or accept a gift (including any payment, compensation, loan or other financial favor) to or from a person or organization with the intention of influencing the recipient’s business judgment or conduct.  Giving or accepting any unsolicited gifts having a value of not more than $50.00 where there is a business benefit or purpose for the gift and any benefits received do not influence, or appear to influence, selection and purchasing decisions is permitted.  In some countries, gifts having a greater value are customary and may be given or accepted with the approval of the President of the Company or such officer’s designees.

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It is never appropriate or permissible to accept or give cash or a cash equivalent from or to a vendor, supplier or customer outside the Company’s normal business.  Cash equivalents include, among other things, checks, money orders and vouchers.

●	Rules relating to U.S. and foreign government personnel are more stringent. See “Doing Business Internationally” and “Government Contracting” below.

●	No employee may accept a customer, vendor or supplier discount for themselves unless it is generally available to the public or is approved and available to all Laserlock Technologies employees.

Laserlock Technologies’ employees may entertain socially friends or relatives doing business with the Company provided that the entertainment is clearly not related to Company business.  No expenses of such entertainment are reimbursable by the Company.

Loans

Employees may not accept loans from any person or entities having or seeking business with the Company.  Designated Executives and directors may not receive loans from the Company, nor may the Company arrange for any loan.

Meals, Entertainment, and Travel

Employees may provide or accept meals and entertainment, including attendance at sporting or cultural events, as long as it is associated with an occasion at which business is discussed and is provided as a normal part of business.  The value of the activity must be reasonable and permissible under Laserlock Technologies’ expense account procedures.  Each employee should express care to insure that such activities are necessary and that their value and frequency are not excessive under all the applicable circumstances.  Rules relating to U.S. and foreign government personnel are more stringent.  See “Doing Business Internationally” and “Government Contracting” below.

Investment Activities

Unless an employee has sought and received pre-approval, an employee may not:

●	participate in so-called “directed shares,” “friends and family,” and similar stock purchase programs of customers, vendors or suppliers of Laserlock Technologies;

●	invest in non-public companies that are, or are likely to be, customers, vendors or suppliers of Laserlock Technologies; or

●	invest in non-public companies in which Laserlock Technologies has made or is expected to make an investment.

Investments in non-public companies that do not exceed the lesser of five thousand dollars ($5,000) or 5% of that company’s equity securities are exempt from this restriction.

Bribes and Kickbacks

The use of Company funds, facilities or property for any illegal or unethical purpose is strictly prohibited; provided, that certain facilitating payments discussed in “Doing Business Internationally” are permitted.

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You are not permitted to offer, give or cause others to give, any payments or anything of value for the purpose of influencing the recipient’s business judgment or conduct in dealing with the Company other than facilitating payments.

●	You may not solicit or accept a kickback or bribe, in any form, for any reason.

DOING BUSINESS INTERNATIONALLY

Laserlock Technologies is committed to the highest business conduct standards wherever it operates.  The Company observes these standards worldwide, even at the risk of losing business.  While no one can anticipate all the situations that may present challenges to Laserlock Technologies employees doing business in the worldwide marketplace, the following guidelines always apply:

●	Observe all laws and regulations, both U.S. and non-U.S., that apply to business abroad.

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Paying bribes to government officials is absolutely prohibited, even if those bribes are common practice, except for facilitating payments.  You may not give, promise to give or authorize the giving to a foreign official, a foreign political party, or official thereof or any candidate for foreign political office any money or offer, gift, promise to give or authorize the giving of anything of value to influence any act or decision, to induce such official, party or candidate to do or omit to do any act in violation of the lawful duty of such official, party or candidate, or to induce such official, party or candidate to use his or her influence with a foreign government or agency to affect or influence any act or decision of such foreign government or agency.

●	Do not cooperate with illegal boycotts.

●	Observe all licensing requirements and the requirements of applicable import and export control laws.

●	Do not enter into an agreement with an agent or consultant that relates to Laserlock Technologies’ business outside the United States unless it has been approved by the Company.

●	Observe all privacy and data protection laws and regulations of other countries (such as Japan, Hong Kong, Australia, Canada and Argentina) and authorities (such as the European Union).

The laws governing Laserlock Technologies’ business in foreign countries are extensive and complex, and may be different from those in the United States.  No new Laserlock Technologies services or products should be offered in any new country without prior approval, and then only in accordance with the applicable local country’s regulations and requirements.

Facilitating Payments to Low-Level Non-U.S. Governmental Employees and Officials for Non-Discretionary Action

Laserlock Technologies is committed to complying with the laws of the countries where it operates.  In some countries, a very limited category of small payments to facilitate or expedite routine nondiscretionary governmental actions may be permitted as exceptions to antibribery laws, including the U.S. Foreign Corrupt Practices Act (“FCPA”).  The requirements pertaining to such payments are complex.  Laserlock Technologies employees engaged in international business activities must obtain prior approval of the President of the Company before making any such payment.

These “facilitating payments” to non-U.S. governmental officials are distinguished from payments made to influence a discretionary decision or to cause violation of, or an act in conflict with, the interests of an individual’s employer, which are strictly prohibited.

Antiboycott Compliance

The United States has enacted antiboycott regulations which make it unlawful for U.S. persons to participate in any activity that could have the effect of promoting or supporting a boycott or restrictive trade practice of another country against customers or suppliers located in a country friendly to the U.S. or against a U.S. person, firm or corporation.  Boycott issues arise most frequently in connection with the Arab boycott of Israel.  Prohibited actions include, but are not limited to, furnishing information about business relationships with boycotted countries, or information about race, religion, sex or national origin.  Any request to participate in such activity relating to Laserlock Technologies should be immediately reported to the President of the Company or the officer’s designee.

GOVERNMENT CONTRACTING

Detailed laws and regulations govern virtually every aspect of doing business with the U.S. government and its agencies.  Activities that might be permitted when working with the private sector may be improper or even illegal when a national or local government is the customer.

Laserlock Technologies employees should seek to adhere to the highest standards of honesty and integrity in their relations with government officials and employees. For example, employees should observe the following principles when bidding or performing government contracts:

●	Do not offer or provide meals, transportation, gifts or other consideration to government employees except as permitted under applicable law and Company policy.

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Obey the regulations governing current and post-government employee conflicts of interests.  Obtain all appropriate government approvals prior to recruiting or hiring current or former government employees.

●	Obtain appropriate licenses prior to exporting or even discussing certain technologies with citizens of other countries.

●	Obey any requirements that may restrict access to source selection or competitive information.

Employees of the Company who deal with government representatives are responsible for knowing and obeying the laws and regulations applicable to doing business with the U.S. government.

POLITICAL CONTRIBUTIONS AND LOBBYING

No political contributions are to be made using Laserlock Technologies’ funds or assets, or the funds or assets of any Laserlock Technologies subsidiary, to any political party, political campaign, political candidate or public official in the United States or any foreign country, unless the contribution is lawful and expressly authorized in writing.  In addition, you may not make a political contribution on behalf of Laserlock Technologies, or with the appearance that such contribution is being made on behalf of Laserlock Technologies, unless expressly authorized in writing.  A “contribution” is any direct or indirect payment, distribution, loan, advance, deposit, or gift of money, services or anything of value in connection with an election or to an organization or group formed to support or defend a referendum or ballot issue.

Nothing in this Code is intended to discourage you from making contributions of your own time or funds to political parties or candidates of your choice.  However, you will not be compensated or reimbursed by Laserlock Technologies for any personal contributions.

Employees must obtain prior written approval to hire outside counsel or a public affairs firm to contact government officials regarding legislation, regulatory policy, or rule making.  This includes grassroots lobbying contacts.

ACCURACY OF REPORTS, RECORDS AND ACCOUNTS

You are responsible for the accuracy of your records, time sheets and reports.  Accurate information is essential to Laserlock Technologies’ ability to meet legal and regulatory obligations and to compete effectively.  The records and books of account of Laserlock Technologies must meet the highest standards and accurately reflect the true nature of the transactions they record.  Destruction of any records, books of account or other documents except in accordance with Laserlock Technologies’ document retention policy is strictly prohibited.

You must not create false or misleading documents or accounting, financial or electronic records for any purpose relating to Laserlock Technologies, and no one may direct an employee to do so.  For example, expense reports must accurately document expenses actually incurred in accordance with the Company’s policies.  You must not obtain or create “false” invoices or other misleading documentation or invent or use fictitious entities, sales, purchases, services, loans or other financial arrangements for any purpose relating to Laserlock Technologies.  Employees are also responsible for accurately reporting time worked.

No undisclosed or unrecorded account or fund may be established for any purpose.  No false or misleading entries may be made in the Company’s books or records for any reason.  No disbursement of corporate funds or other corporate property may be made without adequate supporting documentation or for any purpose other than as described in the documents.  All employees must comply with generally accepted accounting principles and the Company’s internal controls at all times.

GOVERNMENT INVESTIGATIONS

  You must promptly notify counsel of any government investigation or inquiries from government agencies concerning Laserlock Technologies.  You may not destroy any record, books of account, or other documents relating to Laserlock Technologies except in accordance with the Company’s document retention policy.  If you are aware of a government investigation or inquiry, you may not destroy any record, books of account, or other documents relating to Laserlock Technologies unless advised by the President of the Company or the officer’s designee, that you may continue to follow the Company’s normal document retention policy.

You must not obstruct the collection of information, data or records relating to Laserlock Technologies.  The Company provides information to the government that it is entitled to during an inspection, investigation, or request for information.  You must not lie to government investigators or make misleading statements in any investigation relating to Laserlock Technologies.  You must not attempt to cause any employee to fail to provide accurate information to government investigators.

Employees have the right to consult their own legal counsel at their own expense.

REGULATORY COMPLIANCE

The Company operates in a highly regulated environment.  The agencies that regulate its business include the Securities and Exchange Commission, plus many other federal, state and local agencies.  The Company and its employees must comply with the regulatory requirements of these agencies.  Employees are expected to take an active role by being knowledgeable about all applicable laws and regulations, attending trainings and requesting information.  Employees are required to immediately report regulatory violations, suspected regulatory violations, or potentially harmful or dangerous conditions to a supervisor or the President of the Company.

INSIDER TRADING; COMMUNICATIONS WITH THIRD PARTIES

Employees, officers and directors who have access to the Company’s confidential information are not permitted to use any confidential information for their personal benefit or the benefit of others, or share that information for stock trading purposes or for any other purpose, except when the use is primarily for the purpose of benefiting the Company in the conduct of its business.

Insider Trading

Inside information is material information about a publicly traded company that is not known by the public.  Information is deemed “material” if it could affect the market price of a security or if a reasonable investor would attach importance to the information in deciding whether to buy, sell or hold a security.  Inside information typically relates to financial conditions, such as progress toward achieving revenue and earnings targets or projections of future earnings or losses of the Company.  To the extent material and nonpublic, inside information also includes changes in strategy regarding a proposed merger, acquisition or tender offer, new products or services, contract awards and other similar information.  Inside information is not limited to information about Laserlock Technologies.  It also includes material non-public information about others, including the Company’s customers, suppliers, and competitors.

Insider trading is prohibited by law.  It occurs when an individual with material, non-public information trades securities or communicates such information to others who trade.  The person who trades or “tips” information violates the law if he or she has a duty or relationship of trust and confidence not to use the information.

Trading or helping others trade while aware of inside information has potential serious legal consequences, even if the Insider does not receive any personal financial benefit.  Insiders may also have an obligation to take appropriate steps to prevent insider trading by others.

Confidential Information

You must maintain the confidentiality of information entrusted to you by the Company or its customers, suppliers, employees or other persons except when disclosure is authorized or legally mandated.  Confidential information includes all non-public information, including information that might be of use to competitors or harmful to the Company or its customers if disclosed.

The Company expects all of its employees to educate themselves about and be alert to threats to security of confidential information entrusted to the Company and its employees.

Confidential information within the Company’s possession falls into three general categories:  (1) confidential proprietary information about the Company’s business including but not limited to trade secrets, other proprietary information, and information which may be patentable (“Proprietary Information”); (2) confidential information entrusted to the Company by third parties such as customers (including the U.S. government and its agencies), suppliers, or other third parties (“Third Party Information”); and (3) personally identifiable information received from employees, customers, suppliers, or other third parties (including but not limited to names, addresses, Social Security Numbers, background information, credit card or bank information, telephone or facsimile numbers, e-mail addresses and health information) (“Personal Information”) which if misused could result in identity theft, credit card fraud or other serious harm.

 Personal Information may be subject to protection under federal, state or local laws in the U.S., or under laws of other countries.  No Personal Information may be transmitted from one country to another country without prior managerial approval.  No Personal Information may be disposed of except pursuant to the Company’s approved methods of disposal.

The Company has an extensive Information Security Program protecting Proprietary, Third Party and Personal Information, which all employees are required to carry out while performing their daily duties.  The Information Security Program has three important elements:  (1) Physical security; (2) Network security; and (3) Workforce security.

Each of these elements is discussed in detail in the Company’s policies located at [insert appropriate location].  Any employees with questions about how to appropriately handle or dispose of Proprietary, Third Party or Personal Information should immediately bring their questions to the attention of management before taking any action with respect to such Proprietary, Third Party or Personal Information.

TECHNOLOGY USE AND PRIVACY

Laserlock Technologies provides various technology resources (including computers, telephones, software, copying machines, Internet access, and voice mail) to you to assist in performing your duties on behalf of the Company.  You have the responsibility to use the Company’s technology resources in a manner that complies with applicable laws and Company policies.

Authorization

Access to the Company’s technology resources is within the sole discretion of the Company and subject to Company policies.  Generally, employees are given access to the Company’s various technologies consistent with their job functions.  The Company reserves the right to limit such access by any means available to it, including revoking access altogether.

Prohibition Against Violating Copyright Laws

You may not use the Company’s technology resources to copy, retrieve, forward or send copyrighted materials unless you have the author’s permission or are accessing a single copy only for your own reference.

Other Prohibited Uses

You may not use any of the Company’s technology resources for any illegal purpose, in violation of any Company policy, in a manner contrary to the best interests of the Company, in any way that discloses Proprietary Information, Third Party Information, or Personal Information on an unauthorized basis, or for personal gain.

OUR WORK ENVIRONMENT

The diversity of the Company’s employees is a tremendous asset.  Laserlock Technologies is firmly committed to providing equal opportunity in all aspects of employment and will not tolerate any illegal discrimination, harassment, or retaliation.  In addition, the Company strives to provide each employee with a safe and healthy work environment.  Each employee has responsibility for maintaining a safe and healthy workplace for all employees by following health and safety rules and practices and reporting accidents, injuries and unsafe equipment, practices or conditions.

ENVIRONMENTAL

Laserlock Technologies must fully comply with all state and federal laws relating to the protection of the environment in the conduct of its business.  Employees must use, store and dispose all hazardous materials properly and in accordance with applicable regulations.  Employees must report, in accordance with Company policies, all circumstances under which hazardous materials or wastes come in contact with the environment, are improperly handled or disposed of, or where a potential violation of law may exist.

COMPLIANCE AND REPORTING

Compliance

Any employee who violates the provisions of this Code will be subject to disciplinary action, up to and including termination.  Willful disregard of criminal statutes underlying this Code may require the Company to refer such violation for criminal prosecution or civil action.

Reporting Procedures and Other Inquiries

Questions regarding the policies in this Code may be directed to the President of the Company or the Board of Directors.  Managers and supervisors are also resources who can provide timely advice and guidance to employees on ethics and compliance concerns.  Any employee having knowledge of, or questions or concerns about, an actual or possible violation of the provisions of this Code is encouraged to promptly report the matter to his or her immediate supervisor or the President of the Company.  Directors are encouraged to discuss any issues or concerns with the chief of the board committee responsible for overseeing such matters.

If you have concerns relating to Laserlock Technologies’ accounting, internal controls or auditing matters, you may also confidentially, and anonymously if you desire, submit the information in writing to the President of the Company or the Board of Directors.

When submitting concerns, you are asked to provide as much detailed information as possible.  Providing detailed, rather than general, information will assist us in effectively investigating complaints.  This is particularly important when you submit a complaint on an anonymous basis, since we may be unable to contact you with requests for additional information or clarification.  If you submit your concerns anonymously, please provide details in a manner that does not inadvertently disclose your identity (e.g. refer to “John Smith” rather than “my supervisor, John Smith”).

We are providing these anonymous reporting procedures so that you may disclose genuine concerns without feeling threatened.  However, the Company prohibits retaliation against employees who choose to identify themselves when submitting a report in good faith, and takes measures to keep confidential the identities of employees who choose to identify themselves when submitting their reports.  Employees who identify themselves may be contacted in order to gain additional information.

All conversations, calls and reports made under this policy in good faith will be taken seriously.  Any allegations that are knowingly false or without a reasonable belief in the truth and accuracy of such information will be viewed as a serious disciplinary offense.

Policy Prohibiting Unlawful Retaliation or Discrimination

Neither the Company nor any of its employees may discharge, demote, suspend, threaten, harass or in any manner discriminate against any employee in the terms and conditions of employment based upon any lawful actions of such employee who in good faith:

●	provides information or assists in an investigation relating to or regarding any conduct which the employee reasonably believes constitutes a violation of Fraud Laws (as defined below);

●	files, testifies, participates or otherwise assists in a proceeding that is filed or about to be filed (with any knowledge of the Company) relating to an alleged violation of a Fraud Law;

●	provides truthful information to a law enforcement officer relating to the commission or possible commission of any federal offense; or

●	engages in any other conduct protected by law.

This policy applies in any instance where such information or assistance provided to, or the investigation is conducted by, a federal regulatory or law enforcement agency, any member or committee of Congress, or any person with supervisory authority over the employee or the authority to investigate misconduct relating to potential securities violations by the Company or its employees.  For purposes of this policy, a “Fraud Law” is a violation of federal criminal law involving:

●	securities fraud, mail fraud, bank fraud or wire, radio or television fraud;

●	violations of SEC rules or regulations; or

●	violations of any federal law relating to fraud against shareholders.

This document is not an employment contract between Laserlock Technologies and its employees, nor does it modify their employment relationship with the Company.

This Code is intended to clarify your existing obligation for proper conduct.  The standards and the supporting policies and procedures may change from time to time in the Company’s discretion.  You are responsible for knowing and complying with the current laws, regulations, standards, policies and procedures that apply to the Company’s work.  The most current version of this document can be found at www.laserlock.com.

BOARD MEMBER ACKNOWLEDGEMENT

I acknowledge that I have received and read a copy of Laserlock Technologies’ Code of Business Conduct and Ethics (the “Code”).  I understand that I am responsible for knowing and complying with the policies set forth in the Code during my tenure as a member of the Board of Directors of the Company.

I also acknowledge my responsibility to report any violation of this Code to the Board of Directors or President of the Company.

I further understand that the policies contained in the Code are not intended to create any contractual rights or obligations, express or implied.  I also understand that, consistent with applicable law, the Board of Directors of the Company has the right to amend, interpret, modify or withdraw any of the provisions of the Code at any time in its sole discretion, with or without notice.

Finally, I understand and agree that the terms of this Acknowledgement, and my relationship with the Company, may not be modified or superseded except by a written agreement signed by the President of the Company; that no other employee or representative of the Company has the authority to enter into any such agreement; and that any agreement inconsistent with this Acknowledgement or agreeing to employ me for a specified term will be unenforceable unless in writing and signed by the President of the Company.

Board Member Name:
(please print)

Signature	Date